EXHIBIT 21
Subsidiaries of the Company

	Percentage of	Jurisdiction or State of
Subsidiaries	Ownership	Incorporation
HeritageBank of the South	100%	Georgia

Heritage Real Estate Holdings (“HREH”)	100% by the Bank	Georgia

A&B Real Estate Ventures, LLC	50% by HREH	Georgia